UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

June 6, 2014

MACKENZIE REALTY CAPITAL INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-55006	45-4355424
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1640 School Street Moraga, California	94556
(Address of principal executive offices)	(Zip Code)

(925) 631-9100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On May 22, 2014, MacKenzie Realty Capital, Inc., a Maryland corporation, or the Company, received notice that the Prescott Hotel in San Francisco, California had been sold to Pebblebrook Hotel Trust for $49 million. The Company owns Class A and Class D units in Post Street Renaissance Partners, a California limited partnership (“Post Street”) that owned the Prescott Hotel.  The cost basis of the Class A units owned by the Company was $177,844, and the Company has received an initial distribution with respect to the Class A Units in the amount of $256,620. The cost basis of the Company’s Class D units (held directly and through Coastal Realty Business Trust Series Q) was $1,009,456, and the Company received an initial distribution of $1,124,387.01 with respect to the Class D units.  Post Street is reserving approximately $2.7 million for wind-up expenses, which could be even greater after pro-rations are calculated with Pebblebrook, that it expects to distribute later in 2014 or early 2015.  The Company owns approximately 4.2% of the Class A units and 6.7% of Class D units (which together are approximately 6% of the equity) of Post Street. The Company acquired the Class A and Class D units of Post Street in the Legacy Portfolio Acquisition.  The Legacy Funds invested a total of $378,395.45 in Post Street over the years, and the Company has received a total of $1,381,007.01 in initial distributions.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and shall not be incorporated by reference into any registration statement or other document filed under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACKENZIE REALTY CAPITAL, INC.
(Registrant)

Date: June 11, 2014	By:	/s/ Robert Dixon
Robert Dixon
President